Exhibit (j)(2)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 81 to Registration Statement No. 002-75010 on Form N-1A of our report dated February 13, 2015 relating to the financial statements and financial highlights of VIP Value Portfolio, a fund of Variable Insurance Products Fund, appearing in the Annual Report on Form N-CSR of Variable Insurance Products Fund for the year ended December 31, 2014, and to the references to us under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" or "Independent Registered Public Accounting Firms", as applicable, in the Statements of Additional Information, which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

April 15, 2015